Filed pursuant to Rule 433

Registration No. 333-262523

Issuer Free Writing Prospectus dated May 11, 2023

Relating to Preliminary Prospectus Supplement dated May 11, 2023

TEXAS INSTRUMENTS INCORPORATED

Pricing Term Sheet

4.600% Notes due 2028

Issuer:	Texas Instruments Incorporated (“TI”)

Principal Amount:

$200,000,000 (the “2028 Additional Notes”)

The 2028 Additional Notes offered hereby constitute a further issuance of the 4.600% Notes due 2028 that TI issued prior to the date hereof (the “2028 Existing Notes”) and will be consolidated with, and form a single series with, the 2028 Existing Notes for all purposes under the indenture governing the 2028 Existing Notes, including with respect to voting (the 2028 Existing Notes, together with the 2028 Additional Notes, the “2028 Notes”). Upon issuance, the 2028 Additional Notes will have the same terms as the 2028 Existing Notes (other than the issue date, price to public and interest accrued prior to the issue date of the 2028 Additional Notes), will be fungible with the 2028 Existing Notes for U.S. federal income tax purposes and will have the same CUSIP and ISIN numbers as the 2028 Existing Notes.

Maturity:	February 15, 2028

Coupon:	4.600%

Price to Public:	102.404% of principal amount, plus accrued interest from (and including) February 15, 2023 to (but excluding) the Settlement Date

Interest Payment Dates:	February 15 and August 15, beginning on August 15, 2023, and on the maturity date

Day Count Convention:	30/360

Proceeds (before expenses) to TI:	$204,208,000, plus accrued interest from (and including) February 15, 2023 to (but excluding) the Settlement Date

Benchmark Treasury:	3.500% due April 30, 2028

Spread to Benchmark Treasury:	67 basis points

Reoffer Yield to Maturity:	4.028%

Benchmark Treasury Price and Yield:	100-20 5/8; 3.358%

Make-Whole Call:	At any time before January 15, 2028 (one month before the maturity date) at the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on January 15, 2028) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 12.5 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

Par Call:	At any time on or after January 15, 2028 (one month before the maturity date) at 100% of the principal amount of notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

Trade Date:	May 11, 2023

Settlement Date:	May 18, 2023 (T+5)

Denominations:	$2,000 and multiples of $1,000 thereafter

CUSIP/ISIN:	882508 BV5/US882508BV59

4.900% Notes due 2033

Issuer:	Texas Instruments Incorporated (“TI”)

Principal Amount:

$200,000,000 (the “2033 Additional Notes”)

The 2033 Additional Notes offered hereby constitute a further issuance of the 4.900% Notes due 2033 that TI issued prior to the date hereof (the “2033 Existing Notes”) and will be consolidated with, and form a single series with, the 2033 Existing Notes for all purposes under the indenture governing the 2033 Existing Notes, including with respect to voting (the 2033 Existing Notes, together with the 2033 Additional Notes, the “2033 Notes”). Upon issuance, the 2033 Additional Notes will have the same terms as the 2033 Existing Notes (other than the issue date, price to public and interest accrued prior to the issue date of the 2033 Additional Notes), will be fungible with the 2033 Existing Notes for U.S. federal income tax purposes and will have the same CUSIP and ISIN numbers as the 2033 Existing Notes.

Maturity:	March 14, 2033

Coupon:	4.900%

Price to Public:	103.751% of principal amount, plus accrued interest from (and including) March 14, 2023 to (but excluding) the Settlement Date

Interest Payment Dates:	March 14 and September 14, beginning on September 14, 2023, and on the maturity date

Day Count Convention:	30/360

Proceeds (before expenses) to TI:	$206,802,000, plus accrued interest from (and including) March 14, 2023 to (but excluding) the Settlement Date

Benchmark Treasury:	3.500% due February 15, 2033

Spread to Benchmark Treasury:	102 basis points

Reoffer Yield to Maturity:	4.415%

Benchmark Treasury Price and Yield:	100-27+; 3.395%

Make-Whole Call:	At any time before December 14, 2032 (three months before the maturity date) at the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on December 14, 2032) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

Par Call:	At any time on or after December 14, 2032 (three months before the maturity date) at 100% of the principal amount of notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

Trade Date:	May 11, 2023

Settlement Date:	May 18, 2023 (T+5)

Denominations:	$2,000 and multiples of $1,000 thereafter

CUSIP/ISIN:	882508CB8/US882508CB86

5.050% Notes due 2063

Issuer:	Texas Instruments Incorporated (“TI”)

Principal Amount:	$1,200,000,000

Maturity:	May 18, 2063

Coupon:	5.050%

Price to Public:	99.167% of principal amount

Interest Payment Dates:	May 18 and November 18, beginning on November 18, 2023, and on the maturity date

Day Count Convention:	30/360

Proceeds (before expenses) to TI:	$1,182,804,000

Benchmark Treasury:	4.000% due November 15, 2052

Spread to Benchmark Treasury:	137 basis points

Yield to Maturity:	5.099%

Benchmark Treasury Price and Yield:	104-26+; 3.729%

Make-Whole Call:	At any time before November 18, 2062 (six months before the maturity date) at the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on November 18, 2062) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

Par Call:	At any time on or after November 18, 2062 (six months before the maturity date) at 100% of the principal amount of notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

Trade Date:	May 11, 2023

Settlement Date:	May 18, 2023 (T+5)

Denominations:	$2,000 and multiples of $1,000 thereafter

CUSIP/ISIN:	882926AA6/US882926AA67

Other Information

Ratings:*	Moody’s: Aa3 (stable outlook) S&P: A+ (stable outlook)

Joint Book-Running Managers:	J.P. Morgan Securities LLC Morgan Stanley & Co. LLC U.S. Bancorp Investments, Inc.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the notes will be made against payment therefore on or about May 18, 2023, which is the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day before the delivery of the notes will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes prior to the second business day before the delivery of the notes should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling J.P. Morgan Securities LLC at (212) 834-4533 (collect), Morgan Stanley & Co. LLC at (866) 718-1649 (toll-free) or U.S. Bancorp Investments, Inc. at (877) 558-2607.

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